Exhibit 1.1

ANNUAL INFORMATION FORM

JUST ENERGY GROUP INC.

MAY 31, 2012

JUST ENERGY GROUP INC.

MAY 31, 2012

ANNUAL INFORMATION FORM (1)

TABLE OF CONTENTS

Page

FORWARD LOOKING STATEMENTS	1
THE COMPANY	2
THREE YEAR HISTORY OF THE COMPANY	4
BUSINESS OF JUST ENERGY	6
RISK FACTORS	16
DIVIDENDS AND DISTRIBUTIONS	16
MARKET FOR SECURITIES	17
PRIOR SALES	19
ESCROWED SECURITIES	20
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY	20
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	23
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	23
AUDITORS, TRANSFER AGENT AND REGISTRAR	23
INTEREST OF EXPERTS	23
MATERIAL CONTRACTS	24
AUDIT COMMITTEE INFORMATION	24
ADDITIONAL INFORMATION	24
SCHEDULE "A" – FORM 52-110F1	25
SCHEDULE "B" – AUDIT COMMITTEE MANDATE	27
SCHEDULE "C" – GLOSSARY	31

(1) Except as otherwise indicated, all information in this Annual Information Form is as at May 31, 2012.
(2) All capitalized terms not otherwise defined in the body of this Annual Information Form, shall have the meanings ascribed to them in Schedule C - Glossary

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Annual Information Form and documents incorporated by reference herein constitute forward-looking statements.  These statements relate to future events and future performance.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements.  Forward-looking statements are often, but not always, identified by the use of words such as "seek", "anticipate", "plan", "continue", "estimate", "may", project", "predict", "potential", targeting", "intend", "could", "might", "should", "believe" and similar expressions.  The Company believes the expectations reflected in these forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct.  In particular, this Annual Information Form, and the documents incorporated by reference herein, contain forward looking statements pertaining to customer revenues and margins, customer additions and renewals, customer attrition, customer consumption levels, distributable cash, the ability to compete successfully and treatment under governmental regimes.  Some of the risks that could affect the Company’s future results and could cause results to differ materially from those expressed in forward-looking statements include, but are not limited to, levels of customer natural gas and electricity consumption, rates of customer additions and renewals, rates of customer attrition, fluctuation in natural gas and electricity prices, extreme weather patterns, changes in regulatory regimes and decisions by regulatory authorities, competition, difficulties encountered in the integration of acquisitions, dependence on certain suppliers.  See "Risk Factors" for additional information on these and other factors that could affect the Company’s operations, financial results or dividend levels.  These risks include, but are not limited to, risks relating to: credit, commodity and other market-related risks including availability of supply, volatility of commodity prices, availability of credit, market risk, energy trading inherent risk, customer credit risk, counterparty credit risk, electricity supply balancing risk, and natural gas supply balancing risk; operational risks including, reliance on information technology systems, reliance on third party service providers, outsourcing arrangements, dependence on independent sales contractors, independent representatives and brokers, electricity and gas contract renewals and attrition rates, cash dividends are not guaranteed and may fluctuate with the performance of the Company; model risk, commodity alternatives, capital asset and replacement risk, credit facilities and other debt arrangements, disruptions to infrastructure, expansion strategy and future acquisitions; legal, regulatory and securities risks including legislative and regulatory environment, investment eligibility, nature of convertible debentures, dilution from the issue of additional Shares; restrictions on potential growth, changes in legislation, dependence on federal and provincial legislation and regulation, environmental, health and safety laws, regulations and liabilities, disruptions to infrastructure or in the supply of fuel or natural gas and technological advances, and, in the case of NHS, buyouts and returns of water heaters, social or technological changes affecting the water heater and HVAC products, furnace or air-conditioner market, concentration and product failures of water heater, furnace and air-conditioner suppliers and geographic concentration of the Canadian water heater market; possible failure to realize anticipated benefits of acquisitions, potential undisclosed liabilities associated with acquisitions.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of future results.  These forward-looking statements are made as of the date of this Annual Information Form and, except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

THE COMPANY

Just Energy Group Inc.

The Company is a CBCA corporation created on January 1, 2011 pursuant to a plan of arrangement approved by unitholders of the Fund on June 29, 2010 and by the Alberta Court of the Queen’s Bench on June 30, 2010 (the “Trust Conversion”).  See “Business of Just Energy – Three Year History – Conversion Transaction” on page 4 for further details on the Trust Conversion and “Business of Just Energy - Articles of Arrangement of the Company” (“Articles”) on page 3 for a detailed description of the Articles and Common Shares of the Company.  The head office of the Company is located at 6345 Dixie Road, Suite 200, Mississauga, Ontario, L5T 2E6 and its registered office is located at First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1E1.  The Company holds, directly and indirectly, securities of all of its operating Subsidiaries.

Organizational Structure of the Company

The following diagram sets forth the simplified organizational structure of the Company.

Notes:

(1)
The Canadian Subsidiaries are corporations, limited partnerships, and unlimited liability companies directly or indirectly wholly-owned by the Company.  The Canadian operating Subsidiaries are Just Energy Ontario L.P. (Ontario); Just Energy Alberta L.P. (Alberta); Alberta Energy Savings L.P. (Alberta); Just Energy Manitoba L.P. (Manitoba); Just Energy B.C. Limited Partnership (British Columbia); Just Energy Québec L.P. (Quebec); Just Energy Prairies L.P.; Just Energy Trading L.P. (Ontario); Momentis Canada Corp. (Ontario); National Energy Corporation d/b/a National Home Services (Ontario), Hudson Energy Canada Corp. (Canada) and Terra Grain Fuels Inc. (Canada).  Just Energy Corp. is the general partner of each of the Canadian limited partnerships.

(2)
The U.S. Subsidiaries are corporations, limited liability companies and limited partnerships indirectly wholly-owned by the Company and are incorporated or formed, as applicable, under the laws of the State of Delaware, unless otherwise noted.  The U.S. operating Subsidiaries are Just Energy (U.S.) Corp.; Just Energy Illinois Corp.; Just Energy Indiana Corp.; Just Energy Massachusetts Corp.; Just Energy New York Corp.; Just Energy Texas I Corp.; Just Energy Texas LP (Texas); Just Energy Pennsylvania Corp.; Commerce Energy, Inc. (California); Just Energy Marketing Corp.; Just Energy Michigan Corp.; Momentis U.S. Corp.; Hudson Energy Services LLC (New Jersey); Just Energy Limited; Hudson Energy Solar Corp.; Fulcrum Retail Energy LLC d/b/a Amigo Energy (Texas); Tara Energy, LLC (Texas); Fulcrum Retail Energy New York, LLC (Texas) and American Home Energy Services Corp.

(3)
Hudson Energy Services UK Limited and Hudson Energy Supply UK Limited operating under the laws of England and Wales are direct and indirect, respectively, wholly owned subsidiaries of the Company.  Just Insurance Limited, a Barbadian company, an indirect wholly owned subsidiary of the Company, provides self-insurance to the Company and its subsidiaries.

(4)
The Company also indirectly owns a 50% interest in Just Ventures L.P. (Ontario) and Just Ventures LLC (Delaware) (collectively, “Just Ventures”), which operate as internet marketing companies for the Company’s subsidiaries.  The other 50% interest of Just Ventures is directly or indirectly held by a third party, Red Ventures, LLC (North Carolina).

Articles of Arrangement of the Company

Share Capital of the Company

The authorized share capital of the Company consists of an unlimited number of Common Shares and 50,000,000 Preferred Shares of which, as of May 31, 2012, 139,348,926 Common Shares and no Preferred Shares were issued and outstanding.

Common Shares

Each Common Share entitles the holder thereof to receive notice of and to attend all meetings of shareholders of the Company and to one vote per share at such meetings (other than meetings of another class of shares of the Company).  The holders of Common Shares are, at the discretion of the Board and subject to the preferences accorded to the holders of preferred shares and any other shares of the Company ranking senior to the Common Shares from time to time, as well as applicable legal restrictions, entitled to receive any dividends declared by the Board of Directors on the Common Shares.

Preferred Shares

The Board may at any time in accordance with the CBCA issue Preferred Shares in one or more series, each series to consist of such number of shares and rights, privileges, restrictions and conditions as may be determined by the Board prior to such issuance.   Except where specifically provided by the CBCA, the holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting.  The holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Company ranking junior to the Preferred Shares from time to time, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any specified as being payable preferentially to the holders of such series.

Liquidation, Dissolution or Winding-up

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets among its shareholders, the holders of the Preferred Shares and Common Shares shall be entitled, after payment of all liabilities of the Company, to share in all remaining assets of the Company as follows:

(a)
the holders of the Preferred Shares shall be entitled in priority to holders of Common Shares and any other shares of the Company ranking junior to the Preferred Shares from time to time, to be paid rateably with holders of each other series of Preferred Shares in the amount, if any, specified as being payable preferentially to the holders of such series; and

(b)
the holders of the Common Shares shall be entitled, subject to the preferences accorded to holders of Preferred Shares and any other shares of the Company ranking senior to the Common Shares from time to time, to share equally, share for share, in the remaining property of the Company.

THREE YEAR HISTORY OF THE COMPANY

During the past three years the Company has been involved in several significant events, including acquisitions and related financings, a re-branding, the expansion of its business by organic growth, the Trust Conversion and listing on the NYSE.  These events are described below in chronological order.

Name Change

The name of the Fund was changed from Energy Savings Income Fund to Just Energy Income Fund pursuant to an amendment to the Fund's Declaration of Trust dated May 14, 2009 and effective June 1, 2009, at which time the TSX trading symbol was changed from SIF.UN to JE.UN.  At approximately the same time or shortly thereafter, the corporate names of most of the operating Subsidiaries were changed to incorporate the Just Energy name. The Company holds the registered trademark "Just Energy" in Canada and the United States.

Universal Acquisition

On July 1, 2009, Just Energy completed the Universal Acquisition pursuant to the Universal Acquisition Agreement, acquiring all of the outstanding common shares of Universal in accordance with a plan of arrangement.  Under the plan of arrangement, Universal shareholders received 0.58 of an Exchangeable Share for each Universal common share held.  Each Exchangeable Share was exchangeable for one Unit at any time at the option of the holder and entitled the holder to a monthly dividend equal to 66⅔% of the monthly distribution (including any special distribution) paid by Just Energy on a Unit.  Just Energy also assumed all of the covenants and obligations of Universal in respect of the $90 Million Convertible Debentures.  The Universal acquisition increased Just Energy's market share and provided entry into new geographic markets, including, without limitation, Michigan, Ohio, California, New Jersey, Maryland and Pennsylvania, as well as accelerating Just Energy's entry into the water heater rental business through Universal's subsidiary, NHS in the Province of Ontario.  Universal also owned a 66⅔% interest in TGF, which owns the Belle Plaine Facility (the Company subsequently acquired the remaining one-third interest in TGF – see “EllisDon Put Option” below).

A Business Acquisition Report in respect of the Universal Acquisition is available on the Company’s SEDAR profile at www.sedar.com.

Concurrently with the Universal Acquisition, Just Energy amended and restated its Credit Facility, increasing the credit line from $150 million to $270 million.

NHS Water Heater Financing

On January 18, 2010 NHS and Home Trust Company (“HTC”), a wholly-owned subsidiary of Home Capital Group Inc., entered into a long-term financing agreement to finance current and future water heater installations by NHS.  Under the agreement (as amended and supplemented from time to time), NHS borrows an amount equal to the five-, seven- or ten-year cash flow with respect to each NHS water heater, furnace or air-conditioner customer rental contract entered into in Ontario, discounted at an agreed rate.  HTC is then paid an amount equal to the customer payments on the contracts for the cash flow term selected.  Following the end of the term, the residual rental payments over the life of the water heaters, furnaces and air-conditioners are paid to NHS.  The expected life of a water heater, furnace and air conditioner is approximately 15 years.

Establishment of Momentis

In 2010, the Company commenced multi-level marketing for the sale of Energy Contracts through its Momentis Subsidiaries.  Momentis continues to grow, offering Energy Contracts, as well as access to Direct TV®, wireless internet, voice over internet protocol (VOIP), energy management systems and NHS products in jurisdictions throughout Canada and the United States.

Financing of the Hudson Energy Acquisition

On May 5, 2010, Just Energy completed a public offering of $330 Million Convertible Debentures to finance the purchase price and related costs of the Hudson Energy Acquisition (see "Hudson Energy Acquisition" below).

Hudson Energy Acquisition

On May 7, 2010 Just Energy completed the acquisition of Hudson Energy in accordance with the Hudson Acquisition Agreement. Prior to the acquisition, Hudson Energy sold natural gas and electricity primarily to small to mid-size commercial customers in New York, New Jersey, Texas, and Illinois. The consideration for the acquisition was approximately US$304.2 million, adjusted by customary working capital adjustments, payable as to US$295 million in cash at closing, and a post-closing deferred payment of US$9.2 million, payable in four equal quarterly instalments during the first year following closing.  On October 7, 2010, the purchase price was reduced by approximately US$1.15 million in accordance with the post-closing adjustment terms of the Hudson Acquisition Agreement.  Since the acquisition, Hudson has expanded into Ontario, Alberta, Saskatchewan, Quebec, Massachusetts and Pennsylvania.  Hudson has also facilitated the growth of the Company’s commercial business through its broker network in California, Ohio, Alberta and British Columbia.

A Business Acquisition Report in respect of the Hudson Energy acquisition is available on the Company’s SEDAR profile at www.sedar.com.

Trust Conversion

On June 29, 2010 the holders of securities of three entities which were predecessors to Just Energy approved a plan of arrangement pursuant to section 192 of the CBCA the effect of which was, with the approval of the Alberta Court of Queens Bench, to authorize the conversion of the Fund and its affiliates to Just Energy, on January 1, 2011.  On January 1, 2011 the Fund was dissolved, a certificate of arrangement was issued under the CBCA amalgamating the predecessor entities and certain other entities to create Just Energy and the securities of such predecessor entities became, on a 1:1 basis Common Shares trading on the TSX as of January 4, 2011.  Just Energy and its subsidiaries seamlessly carried on the business previously carried on by the Fund and its subsidiaries.

EllisDon Put Option

On November 17, 2010, the minority shareholder of TGF, EllisDon Design Build Inc. (“EllisDon”), exercised its right to put its one-third equity interest in TGF to JEEC for $10 million of Exchangeable Shares. On January 4, 2011 the Company issued 689,940 Common Shares to EllisDon to effect the put option in exchange for EllisDon’s one-third interest in TGF, and TGF became a wholly-owned subsidiary of the Company.

Financing of the Fulcrum Acquisition

On September 22, 2011, the Company completed a public offering of the $100 Million Convertible Debentures that was used for corporate purposes and to finance the purchase price and related costs of the Fulcrum Acquisition (see "Fulcrum Acquisition" below).

Fulcrum Acquisition

On October 3, 2011, Just Energy completed the acquisition of Fulcrum in accordance with the Fulcrum Acquisition Agreement.  Fulcrum sells electricity to residential and small to mid-size commercial customers in Texas selling primarily through online and targeted affinity marketing channels. The consideration for the acquisition was approximately US$79.4 million, subject to customary working capital adjustments. Just Energy will also pay up to US$20 million (the “Earn-Out Amount”) to the seller 18 months following the closing date (the “Earn-Out Period”), provided that certain EBITDA and billed volume targets are satisfied by Fulcrum during the Earn-Out Period.  The Earn-Out Amount will be payable as to 45.12% in Common Shares, valued at $10.7166 per common share (converted into U.S. dollars).  The balance of the Earn-Out Amount is payable in cash.

Normal Course Issuer Bid and Suspension of the Dividend Reinvestment Plan

On December 13, 2011, the Company announced its intention to make a normal course issuer bid to purchase its Common Shares.  The notice provided that the Company may, during the 12 month period commencing December 16, 2011 and ending December 15, 2012, purchase on the TSX as well as alternative trading systems up to 13,200,917 Common Shares in total, being approximately 10% of the “public float” of Common Shares. The aggregate number of Common Shares that the Company may purchase during any trading day will not exceed 82,430 Common Shares, being approximately 25% of the average daily trading volume of the Common Shares based on the trading volume on the TSX for the most recently completed six calendar months preceding the date of the Notice of Intention. Any Common Shares purchased pursuant to this normal course issuer bid are cancelled by Just Energy. The price that Just Energy will pay for any Common Shares is the market price at the time of acquisition. As of the date hereof, the Company had purchased 84,100 Common Shares under the Normal Course Issuer Bid.

Contemporaneously with the commencement of the Normal Course Issuer Bid, Just Energy suspended the ability of Shareholders to participate in Just Energy’s Distribution Reinvestment Plan, effective February 1, 2012 until further notice.

NYSE Listing

On January 30, 2012 the Company’s Common Shares commenced trading on the NYSE under the symbol “JE”.  The Common Shares continue to be listed for trading in Canada on the TSX under the same symbol.

BUSINESS OF JUST ENERGY

General

The principal business of the Company’s Subsidiaries involves the sale of natural gas and/or electricity to residential and commercial customers, under fixed-price, price-protected and variable-rate Energy Contracts.  By fixing the price of natural gas or electricity under its fixed-price, price-protected Energy Contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities.  Variable rate products allow customers to maintain competitive rates while retaining the ability to lock into a fixed price at their discretion.   The Company derives its margin or gross profit from the difference between the price at which it is able to sell the commodities to its customers and the price at which it purchases the associated volumes from its Commodity Suppliers.  The Company’s operating Subsidiaries currently carry on business in Canada in the provinces of Ontario, Manitoba, Québec, British Columbia, Alberta and Saskatchewan and in the United States in the states of Illinois, New York, Indiana, Michigan, Ohio, New Jersey, California, Maryland, Pennsylvania, Massachusetts, Georgia, Texas, Delaware and Florida.  The Company intends to commence commercial electricity marketing in the United Kingdom during the second quarter of Fiscal 2013 under the Hudson brand.

The map in Fig-1 below shows the jurisdictions in Canada and the United States in which Just Energy operates.

Fig-1

In the Province of Ontario the Company also rents and sells high efficiency and tankless water heaters, furnaces and air-conditioners through its Subsidiary, NHS.

Through its subsidiary, TGF, Just Energy also produces and sells wheat-based ethanol.

Hudson Solar provides customers with the ability to receive solar power through panels installed on either roof-tops or ground mounts in the States of New Jersey, Pennsylvania and Massachusetts.

As at March 31, 2012, Just Energy had aggregated approximately 3,870,000 RCEs, with approximately 51% from its Consumer Division (residential and small business) and 49% from its Commercial Division.

Consumer Division

Natural Gas

Just Energy and its affiliates offer natural gas customers a variety of products, such as five-year fixed-price contracts, flat-bill options and month-to-month variable-price offerings in the Provinces of Ontario, Québec, British Columbia, Alberta, Manitoba and as of May 30, 2012, Saskatchewan and in the States of Michigan, New York, Illinois, Indiana, Ohio, California, Pennsylvania and Georgia. Although customers purchase their gas supply through Just Energy, the LDC is still mandated, on a regulated basis, to distribute the gas.  Except in Alberta, the LDCs provide billing and, except in Alberta, Illinois and California, the LDCs provide collection services, including the collection and remittance to Just Energy of the commodity portion of each customer's account for a small monthly fee. In Illinois and Pennsylvania, the LDC provides collection services only until the account is delinquent.  In Ontario, British Columbia, Manitoba, Quebec, New York, Ohio and Michigan, each LDC assumes 100% of the credit (receivable) risk associated with default in payment by residential and commercial customers.  In all Canadian markets except for Alberta, the LDCs pay Just Energy for the gas when it is delivered.  In other jurisdictions, including Alberta, Just Energy is paid upon consumption by the customers.

Electricity

In the Provinces of Ontario and Alberta and the States of New York, Texas, Illinois, Pennsylvania, New Jersey, Maryland, Michigan, California and Massachusetts, Just Energy and its affiliates offer a variety of solutions to its electricity customers, including fixed-price and variable-price products on both short-term and longer-term electricity contracts. Some of these products provide customers with price-protection programs for the majority of their electricity requirements. The customers experience either a small balancing charge or credit (pass-through) on each bill due to fluctuations in prices applicable to their volume requirements not covered by a fixed price. Just Energy uses historical usage data for all enrolled customers to predict future customer consumption and to help with long-term supply procurement decisions.

The LDCs provide billing in all electricity markets except Alberta (see “Business of Just Energy – Natural Gas”) and Texas.  The LDCs also provide collection services, including the collection and remittance to Just Energy of the commodity portion of each customer's account for a small monthly fee, except in Alberta, Massachusetts, California and Texas.  In California and Massachusetts, the LDC provides collection services only until the account is delinquent.  In Texas and Alberta, Just Energy bills and collects itself.  In Ontario, New York, Pennsylvania, New Jersey, Maryland and Michigan each LDC assumes 100% of the credit (receivable) risk associated with default in payment by residential and commercial customers.

Commercial Division

Just Energy’s commercial business is operated primarily through Hudson Energy.  Hudson Energy offers fixed- and variable-rate natural gas and electricity contracts, as well as more customized products to meet the needs of specific customers.  Hudson Energy generates the majority of its sales through a large network of non-exclusive Independent Brokers.  Some sales are also made through Independent Contractors, exclusive brokers, inside sales team, and Momentis.  With its web based sales portal, Hudson Connex, Hudson Energy has technology that enables more efficient selling of products to commercial customers by delivering customer-specific pricing and contract documents on demand.  Hudson Connex also provides tools for Independent Brokers to manage their customer accounts after the sale is complete.  Except in Alberta, Illinois, and Texas, the LDC provides billing and collection services for the majority of Hudson Energy customers.  In New Jersey and California, the LDC provides collection services only until the account is delinquent.  The Fulcrum Acquisition provides Just Energy’s commercial business with an affinity marketing channel through Tara Energy, which is an established commercial brand in Texas.  Just Energy is in the process of expanding the Tara Energy affinity marketing channel to other jurisdictions.

Hudson Energy plans to commence the marketing of electricity in the United Kingdom during the second quarter of Fiscal 2013.

JustGreen and JustClean Products

Just Energy also offers green products through its JustGreen and JustClean programs.  Sales of the JustGreen and JustClean products continue to support and reaffirm the strong customer demand for green energy products in all markets.  The electricity JustGreen product offers the customer the option of having all or a portion of his or her electricity purchased from Just Energy sourced from renewable green sources such as wind, run of the river hydro or biomass. The gas JustGreen product offers carbon offset credits which will allow the customer to reduce or eliminate the carbon footprint of their home or business associated with the gas purchased from Just Energy.  Just Energy believes that these JustGreen products will not only add to profits, but also increase sales receptivity.  When a customer purchases a unit of JustGreen, it creates a contractual obligation for Just Energy to obtain renewable energy certificates or carbon offsets of a quantity at least equal to the demand created by the customer's purchase.  The Company currently sells JustGreen gas in Ontario, British Columbia, Alberta, Michigan, New York, Ohio, Pennsylvania, and Illinois and JustGreen electricity in Ontario, Alberta, New York, Texas, Massachusetts, and Pennsylvania.  JustGreen sales are expanding in the remaining markets.  Of all residential customers who contracted with Just Energy in the year ending March 31, 2012, 29% purchased JustGreen for some or all of their energy needs.  On average, these customers elected to purchase 84% of their consumption as green supply.

Just Energy also launched its JustClean product in Ontario and Florida in the first half of calendar 2011.  JustClean allows homeowners the opportunity to offset their carbon footprint without purchasing commodity from Just Energy.  This product can be offered in all states and provinces and is not dependent on energy deregulation.

To date, Just Energy has invested over $50 million in more than 70 renewable energy projects across North America, including wind, hydro, solar, geothermal and biomass projects.  The Company has retained an independent auditor to validate its renewable and carbon offset purchases annually to ensure that customer requirements have been matched or exceeded with relevant carbon offsets or renewable energy certificates for both JustGreen and JustClean products.  Grant Thornton LLP performed this review for calendar years 2009, 2010 and 2011 and determined that Just Energy was compliant.

National Home Services Division

NHS rents and sells residential customers high efficiency water heaters, furnaces and air-conditioners in Ontario.  As at March 31, 2012, NHS had a cumulative installed base of approximately 155,600  water heaters, 9,800 furnaces and 3,155 air conditioner units.  Currently, NHS is installing an average of approximately 770 water heaters and 125 HVAC products per week.

As NHS is a high growth, relatively capital-intensive business, Just Energy’s management believes that, in order to maintain the sustainability of its dividends, separate non-recourse financing of this capital is appropriate.  Accordingly, NHS entered into a long-term financing agreement with HTC for the funding of NHS' water heaters, furnaces and air-conditioners in the Enbridge and Union Gas distribution territories.  See “Financing – NHS Financing” on page 20 for further details.

Management’s strategy for NHS is to self-fund the business through its growth phase, building value within the customer base. In this manner, NHS will not require significant cash from Just Energy’s core operations nor will Just Energy rely on NHS’s cash flow to fund its dividends.

Terra Grain Ethanol Facility

TGF continues to remain focused on improving the plant production and run time of the Belle Plaine, Saskatchewan, wheat-based ethanol facility.  For the year ended March 31, 2012, the plant achieved an average production capacity of 80%, a slight increase from average production capacity of 78% in the prior year.  In the fourth quarter of 2012, the plant achieved average production capacity of 88%.  In Fiscal 2012, TGF received a federal subsidy based on ethanol sales of $0.08 per litre produced.  The subsidy reduces annually to $0.05 per litre by fiscal 2015 when the subsidy ends.

Solar Division

In 2011, Just Energy launched Hudson Solar, providing customers with the ability to receive solar power through panels installed on roof-tops or ground mounts in the States of New Jersey, Pennsylvania and Massachusetts.  Hudson Solar retains ownership of the solar panels and customers agree to a 15 to 20 year power purchase agreement with Hudson Solar at rates that are currently lower than the customer’s local utility.  Hudson Solar retains all Solar Renewable Energy Certificates generated from the projects.  In addition, Hudson Solar retains all of the rebates, incentives, tax depreciation and credits as the system owner.  Hudson Solar currently has completed projects totalling 5.5 MW and projects under construction or contracted to be constructed totalling 28 MW.  The Company is currently in negotiations to have Hudson Solar secure non-recourse debt to sustain its long term growth.

Marketing

Residential customers are solicited primarily on a door-to-door basis by Independent Contractors, who are not employees of Just Energy or NHS.  Commencing in April 2010, customers are also solicited through a multi-level marketing program by Momentis utilizing Independent Representatives.  Just Energy also utilizes telemarketing methods to solicit customers and allows customers to sign up online.  Hudson Energy primarily employs Independent Brokers utilizing the Hudson Connex sales portal to solicit Energy Contracts.  Marketing also involves inbound telemarketing through internet sales.

The elapsed period between the time when a customer contract is signed to when the first payment is received from the customer varies with each market.  The time delays per market are approximately two to six months.  The cost for obtaining a new customer and related expenses currently includes commissions payable to Independent Contractors, Independent Brokers and Independent  Representatives, salaries paid to the marketing and customer service departments which support the Independent Contractors, Independent Brokers and Independent Representatives, salaries paid to customer service representatives who verify the customer contracts, commissions paid to sales representative for closing a deal over the phone, the costs of printing contracts, bonus awards, advertising costs and the costs of promotional materials.  The ability of Just Energy to contract large numbers of customers at a reasonable cost has been a key ingredient in the success of Just Energy.

Retention

Legislation and regulations related to the renewal of consumer contracts in general or Energy Contracts in particular can affect Just Energy's ability to automatically renew customers upon notice, thereby affecting the percentage of existing customers with Energy Contracts that are renewed at the end of their initial term.  However, as more of Just Energy’s customers’ contracts come up for renewal, Just Energy has made it a priority to focus on renewals and is using a variety of marketing methods in its retention efforts, including direct-mail, door-to-door and telemarketing.  As part of these retention efforts, electricity and natural gas customers may be contacted for early renewal of their contracts under a blend and extend offer. These customers are offered a lower rate, compared to their current contracted rate, but the term of their contract is extended up to five more years. Consequently, Just Energy may experience a reduction in margins in the short term but will gain additional future margins.  In fiscal 2012, the renewal rate for Gas Contracts was 54% in Canada and 79% in the United States and the renewal rate for Electricity Contracts was 53% in Canada and 69% in the United States.  Attrition in fiscal 2012 for Gas Contracts in Canada was 10% in Canada and 24% in the United States and for Electricity Contracts was 9% in Canada and 13% in the United States.

Supply Arrangements

Commodity

For fixed-price contracts, Just Energy purchases gas and electricity supply through physical or financial transactions with Commodity Suppliers in advance of marketing, based on forecasted customer aggregation for residential and small commercial customers. For larger commercial customers, electricity and gas supply is generally purchased concurrently with the execution of a contract.  Each LDC provides historical customer usage which, when normalized to average weather, enables Just Energy to purchase the expected normal customer load.  For natural gas, some LDCs may require Just Energy to inject gas into storage in the summer for delivery to customers in the winter pursuant to a preset delivery schedule.

Just Energy mitigates exposure to weather variations through active management of the electricity and gas portfolio, which involves, but is not limited to, the purchase of options, including weather derivatives.  This strategy provides price and volume protection, but will not eliminate all supply cost risks.  The expected cost of this strategy is incorporated into the price to the customer.  To the extent that balancing requirements are outside the forecast purchase, Just Energy bears the financial responsibility for fluctuations in customer usage. Volume variances may result in either excess or short supply.  In the case of under consumption by the customer, excess supply is sold in the spot market resulting in either a gain or loss compared to the weighted average cost of supply.  Further, customer margin is lowered proportionately to the decrease in consumption. In the case of greater than expected consumption, Just Energy must purchase the short supply in the spot market resulting in either a gain or loss compared to the weighted average cost of supply. Consequently, customer margin increases proportionately to the increase in consumption net of the gain or loss associated with the incremental supply purchase.  Additionally, for electricity, to the extent that supply balancing is not fully covered through customer pass-throughs, active management or the options employed, Just Energy’s customer gross margin may be impacted depending upon market conditions at the time of balancing.

Just Energy transacts with a number of different counterparties for its energy supply.  Its primary Suppliers participate in an Intercreditor Agreement pursuant to which the Commodity Suppliers and lenders to Just Energy share in the collateral provided by Just Energy.  The supply participants to the Intercreditor Agreement are Shell, BP, Constellation, Société Générale, Bruce Power, EDF Trading North America, LLC, National Bank of Canada and The Bank of Nova Scotia (collectively, the “Secured Suppliers”).  Certain of these Commodity Suppliers also assist in managing, balancing and/or scheduling gas and/or power requirements in certain markets for a fee pursuant to additional agreements.

Just Energy's financial obligations to the Secured Suppliers are secured by general security agreements providing for, among other things, a priority security interest over all customer contracts.  If the Secured Suppliers default in their obligations to deliver gas and electricity to Just Energy, or if Just Energy defaults in its obligations to accept delivery of gas or electricity, the contractual arrangements between them contain provisions requiring, subject to force majeure, the payment of various amounts by the defaulting party to the non-defaulting party, including liquidated damages.

Just Energy has also entered into contractual arrangements for the physical purchase or financial hedge of energy from other Commodity Suppliers.  Although the contractual arrangements with these other Commodity Suppliers are not secured on the same basis as the transactions with the Secured Suppliers, in certain circumstances, security for the obligations of Just Energy to these other Commodity Suppliers or vice versa is provided by way of letter of credit.

JustGreen/JustClean

On behalf of its customers, Just Energy purchases and retires renewable energy credits and carbon offsets from certified sources for greenhouse gas reduction and green energy production matched to offset its customers' average electricity and/or natural gas use for those customers who elect to purchase JustGreen or JustClean.  Just Energy attempts to purchase the renewable energy credits and carbon offsets from facilities, such as wind farms, solar, biomass projects and landfill gas projects located in the local jurisdiction in which it is selling its JustGreen and JustClean products to customers (see Fig-2 below for a map of Just Energy’s significant project investments).  The Renewable Energy Credits are Green-e (U.S.)

and EcoLogo (Canada) certified or comply with renewable portfolio standards where registered; and the carbon offset projects are Climate Action Reserve, Voluntary Carbon Standard or American Carbon Registry certified in the U.S., and meet the ISO 14064 Standard in Canada.  To date, Just Energy’s contractual commitments to green projects in Canada and the United States total approximately $63 million.  Overall, JustGreen makes up 10% of the consumer gas portfolio, up from 6% a year ago, and 12% of the consumer electricity portfolio, up from 10% on the same date last year.

FIG-2

Competition

Management of Just Energy believes it has competitive advantages over other energy retailers in that it has: (i) a marketing and sales organization which has achieved significant success in commodity and green product sales; (ii) a responsive customer care and customer service process; (iii) a disciplined management of commodity, JustGreen/JustClean products, water heater, furnace, air conditioner and solar panel purchases; (iv) products priced to achieve stable margin growth vs. customer growth in all business sectors (v) evolving sales channels; and (vi) growth of Just Energy’s commercial business through Hudson Energy.  The industry credibility of Just Energy's Affiliates is based on the long-term experience of its management team relating to the deregulation of natural gas and electricity and their innovations in providing consumer choices including its JustGreen/JustClean product offerings within the direct purchase market.

Industry Competition

Natural Gas and Electricity

Other than LDCs (discussed below) Just Energy's largest competitors in Canada and the United States are Direct Energy Marketing Ltd.(which is owned by Centrica plc), IGS Energy Inc., NRG Energy Inc., which owns Green Mountain Energy Company and Reliant Energy, Gateway Energy Services Corporation (which is owned by Direct Energy), MXenergy Inc. and MXenergy Electric Inc. (which are owned by Constellation) and Superior Energy Management (a division of Superior Plus LP, which is owned by Superior Plus Corp.).  Ambit Energy and Stream Energy are the largest competitors with respect to Just Energy’s network marketing channel, Momentis.

Just Energy has natural gas and electricity competition in every jurisdiction in which it carries on business. Generally, competitors are local in nature with a few extending to multiple jurisdictions. There can be upwards of twenty competitors in many markets. The nature and product offerings vary by jurisdiction.  It is possible that new entrants may enter the market and compete directly for the customer base that Just Energy targets, slowing or reducing its market share.   The LDCs are currently not permitted to make a profit on the sale of the gas and electricity commodity to their supply customers.  If the LDCs are permitted by changes in the current regulatory framework to sell natural gas at prices other than cost, their existing customer bases could provide them with a significant competitive advantage.   This may limit the number of customers available for marketers including Just Energy.  To the extent that Just Energy is successful through its marketing program in educating customers, it believes that it can be successful in signing LDC customers to Gas Contracts and Electricity Contracts.

JustGreen/JustClean

The most significant competitors with respect to Just Energy’s JustGreen and JustClean products are Green Mountain Energy Company in the United States and Bullfrog Power in Canada.

Water heaters, Furnaces and Air conditioners

As alternatives to renting water heaters, furnaces or air conditioners from NHS, persons may purchase or own a water heater or HVAC products, or rent a water heater or HVAC product from a competitor.  The incumbents in the Ontario market, Direct Energy/Enercare (Enbridge territory) and Reliance Home Comfort (Union Gas territory) operate water heater, furnace and air conditioner rental programs for Ontario residents (including the new home construction market) which compete with NHS' rental programs, as do several smaller rental providers.  While NHS’ market share has increased since it entered the market in 2008, each of the incumbent companies continues to hold a large majority in their respective original territories.

Ethanol

The largest Canadian ethanol producers in Canada with whom TGF competes are Greenfield Ethanol, Suncor and Husky Energy.  If TGF sells ethanol in the United States, it would compete with, among others, Archer Daniels Midland Company  (the single largest producer in the ethanol industry).  The North American ethanol industry also includes many small, independent firms and farmer-owned cooperatives.  Management believes that the Belle Plaine Facility's capacity is generally comparable to the capacity of the facilities owned by TGF's primary competitors. There has been considerable consolidation of ethanol producers in the United States as a result of declining commodity prices and tightening credit markets.

TGF believes that its ability to compete successfully in the ethanol production industry depends upon many factors, including the price of feedstock, reliability of its production processes and delivery schedule, transportation costs and volumes of ethanol produced and sold.  The key element impacting the financial performance of the plant is ethanol prices.

With respect to distillers grains, TGF competes with other ethanol producers, as well as a number of large and small suppliers of competing livestock and dairy feed.  TGF believes the principal competitive factors are price, proximity to purchasers and product quality.

Solar

Hudson Solar is one of the few organizations which is involved in multiple stages of the solar project, being the investment, development and management of the properties post installation.  There are many companies installing solar panels in the North American market. Hudson Solar uses some of these installation companies to complete the installation of its solar projects and to recommend additional projects which may provide an attractive investment. Some of Hudson Solar’s major competitors in the development stage of solar projects are R. Angelini Inc., Solar City and Borrego Solar. Hudson Solar has competition in the financing stage of the solar projects as a number of major American banks and insurance companies are also involved in this aspect of the industry.

Environmental Protection

With respect to the sale of natural gas and electricity, Just Energy does not view potential environmental liabilities as a significant concern.  Just Energy does not have physical control of the natural gas or electricity or any facilities used to transport it.  Therefore, any potential liability of Just Energy for gas leaks or explosions during transmission and distribution is considered to be relatively remote.

In connection with TGF's Belle Plaine Facility, Just Energy is subject to various federal, provincial and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of its employees.  These laws and regulations require TGF to obtain and comply with environmental permits to operate its Belle Plaine Facility, which can require pollution control equipment or operational changes to limit actual or potential impacts on the environment.  A violation of these laws, regulations or permit conditions can result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns.  The Company does not anticipate a material adverse effect on its business or financial condition as a result of TGF's efforts to comply with these requirements.

Employees and Independent Contractors and Representatives

As of March 31, 2012, Just Energy and its affiliates employed approximately 1,200 persons.  In addition, approximately 1,200 Independent Contractors are involved in the door-to-door marketing of Energy Contracts, water heaters and HVAC equipment, approximately 47,800 independent representatives are enrolled with Momentis and over 1,100 Independent Brokers are associated with Hudson.

Real Property

Just Energy leases space for its Canadian and U.S. head offices in Mississauga, Ontario and Houston, Texas respectively; corporate office in Toronto, Ontario; operating offices in Suffern, New York and Dallas, Texas and call centres in Mississauga, Ontario, Houston, Texas and Lansing, Michigan; as well as over 40 sales offices throughout North America.

The Company, through its ownership of TGF, owns the lands and buildings for the Belle Plaine Ethanol Facility, consisting of approximately 122,000 square feet of plant and office space situated on approximately 160 acres of land.  Additionally, through the Hudson Energy Acquisition, the Company holds title to a one story office building in Largo, Florida consisting of approximately 4,800 square feet of office space situated on a parcel of land of approximately 22,000 square feet.  The Largo property is currently vacant.

Industry Regulation

In each jurisdiction in North America, the energy markets are regulated under the oversight of a state or provincial government agency with legislated authority to regulate generally all aspects of the industry including the sale of electricity and natural gas. Although the sale of the commodity itself is considered a ‘deregulated’ service, with the exception of Quebec, Saskatchewan and Indiana, Just Energy is required to obtain a certificate of authority or license from the regulatory agency and pursuant to that license, operate in accordance with state or provincial legislation and established regulations and rules as it pertains to the marketing of energy services within the jurisdiction.  In Quebec, Saskatchewan and Indiana, Just Energy markets services under a direct contractual arrangement established with the LDC and is subject to operate in accordance with rules established under the LDC's tariffs.  Just Energy currently has obtained and maintains all of the licenses and contractual arrangements required to undertake its business in all of the jurisdictions in which it operates.

There are not any specific government agencies which license the sale and rental of water heaters, furnaces and air-conditioners, solar panel installation or ethanol sales.  However, NHS, Hudson Energy Solar Corp. and TGF must comply with various statutes and regulations governing each of their respective businesses, including, without limitation, consumer protection legislation, grain purchases and environmental protection.

Financing

Just Energy Credit Facility

Concurrently with the Trust Conversion, on January 1, 2011, JEOLP and Just Energy (U.S.) amended and restated Just Energy’s credit facility to increase it to $350 million (the "Credit Facility").  To complement the Credit Facility, the Secured Suppliers and the lenders amended and restated the Intercreditor Agreement pursuant to which the Secured Suppliers and the lenders jointly hold security over substantially all of the assets (including, without limitation, the Energy Contracts) of the Company and its operating Subsidiaries (other than NHS, TGF, Hudson Solar and Hudson UK).  Securities owned directly or indirectly by the Company in its operating Subsidiaries (excluding, without limitation, NHS, TGF Hudson Solar and Hudson UK) have been pledged to CIBC, the collateral agent, as part of the security.  All receipts are directed to bank accounts over which CIBC, as collateral agent, has a deposit account control agreement in place (each a "Blocked Account").  Gas Suppliers and Electricity Suppliers invoice the operating Subsidiaries of the Company directly and, provided that no event of default exists under the Credit Facility, the Intercreditor Agreement or the related security agreements, the Subsidiaries of the Company, on a periodic basis, pay the cost of commodity and related administration fees directly from the Blocked Accounts.  Where an event of default exists, CIBC, as collateral agent, has the right to exercise control over each Blocked Account in any manner and in respect of any item of payment or proceeds thereof in accordance with the terms of the Intercreditor Agreement.  The Credit Facility contains a number of covenants, including, without limitation, with respect to financial ratios.  To date, Just Energy has materially complied with all covenants under the Credit Facility.

$330 Million Convertible Debentures

To fund the acquisition of Hudson Energy, Just Energy entered into an agreement with a syndicate of underwriters for $330 million of convertible extendible unsecured subordinated debentures issued on May 5, 2010, which were assumed by the Company on the Trust Conversion. The $330 Million Convertible Debentures bear an interest rate of 6.0% per annum payable semi-annually in arrears on June 30 and December 31 of each year and mature on June 30, 2017. Each $1,000 of principal amount of the $330 Million Convertible Debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 55.6 Common Shares of the Company, representing a conversion price of $18 per Common Share.

The $330 Million Convertible Debentures are not redeemable prior to June 30, 2013, except under certain conditions after a change of control has occurred. On or after June 30, 2013, but prior to June 30, 2015, the debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, provided that the current market price on the date on which notice of redemption is given is not less than 125% of the conversion price. On or after June 30, 2015, and prior to the maturity date, the debentures may be redeemed by the Company, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest.  The $330 Million Convertible Debentures are unsecured and are subordinated to Just Energy’s secured obligations and the $90 Million Convertible Debentures.

$90 Million Convertible Debentures

In conjunction with the acquisition of Universal on July 1, 2009, JEEC assumed the obligations of the convertible unsecured subordinated debentures issued by Universal in October 2007, which have a principal value of $90 million, and which were assumed by the Company on the Trust Conversion.  These debentures mature on September 30, 2014, unless converted prior to that date, and bear interest at an annual rate of 6%, payable semi-annually on March 31 and September 30 of each year. As at April 30, 2012, each $1,000 principal amount of the $90 million debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 34.36 Common Shares of the Company, representing a conversion price of $29.11 per Share.  Pursuant to the $90 Million Convertible Debentures, if the Company fixes a record date for the payment of a dividend on its Common Shares, the conversion price shall be adjusted in accordance therewith.

On and after October 1, 2010, but prior to September 30, 2012, the $90 Million Convertible Debentures are redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at the Company’s sole option on not more than 60 days’ and not less than 30 days’ prior notice, provided that the current market price on the date on which notice of redemption is given is not less than 125% of the conversion price. On and after September 30, 2012, but prior to the maturity date, the $90 Million Convertible Debentures are redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at the Company’s sole option on not more than 60 days’ and not less than 30 days’ prior notice.  The $90 Million Convertible Debentures are unsecured and are subordinated to Just Energy’s secured obligations.

$100 Million Convertible Debentures

To fund the acquisition of Fulcrum, Just Energy entered into an agreement with a syndicate of underwriters for $100 million of convertible extendible unsecured subordinated debentures issued on September 22, 2011. The $100 Million Convertible Debentures bear an interest rate of 5.75% per annum payable semi-annually in arrears on March 31 and September 30 of each year and mature on September 30, 2018.  Each $1,000 of principal amount of the $100 Million Convertible Debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 56.0224 Common Shares of the Company, representing a conversion price of $17.85 per Common Share.

The $100 Million Convertible Debentures are not redeemable prior to October 1, 2014, and prior to September 30, 2016, except under certain conditions after a change of control has occurred. On or after October 1, 2014, the debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, provided that the current market price on the date on which notice of redemption is given is not less than 125% of the conversion price. On or after September 30, 2016, and prior to the maturity date, the debentures may be redeemed by the Company, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest.  The $100 Million Convertible Debentures are unsecured and are subordinated to Just Energy’s secured obligations and the $90 Million Convertible Debentures.

TGF Credit facility

A credit facility of up to $50 million was established with a syndicate of Canadian lenders led by Conexus Credit Union and was arranged to finance the construction of the ethanol plant in 2007. The facility was revised on March 18, 2009, and was converted to a fixed repayment term of ten years, commencing March 1, 2009, which includes interest costs at a prime rate plus 3% with principal repayments scheduled to commence on March 1, 2010. The credit facility is secured by a demand debenture agreement, a first priority security interest on all assets and undertakings of TGF, a mortgage on title to the land owned by TGF and a general security interest on all other current and acquired assets of TGF.  The credit facility includes certain financial covenants, the most significant of which relate to current ratio, debt to equity ratio, debt service coverage and minimum shareholders’ capital.  The covenants were measured as of March 31, 2012, and TGF failed to meet all required covenants.  The non-compliance was waived by the lenders but did result in a non-compliance fee of $0.1 million representing 0.25% of the loan balance as of March 31, 2012. The non-compliance fee was accrued as at March 31, 2012.

TGF Debentures

A debenture purchase agreement with a number of private parties providing for the issuance of up to $40 million aggregate principal amount of debentures was entered into in 2006. On April 1, 2011, the interest rate was increased to 12%. The agreement includes certain financial covenants, the more significant of which relate to current ratio, debt to capitalization ratio, debt service coverage, debt to EBITDA and minimum shareholders’ equity. Compliance with the new covenants, has been extended to May 15, 2014, with a call right any time after April 1, 2013.  On March 31, 2012, TGF agreed with the debenture holders to increase the quarterly blended payments to $1.2 million.  TGF also agreed to make an additional debt repayment after March 31, 2012, if the cash flow from operations exceeds $0.5 million for fiscal 2013, provided that this type of payment will not create a non-compliance issue for the corporation under the TGF credit facility.

NHS Financing

In fiscal 2010, NHS entered into a long-term financing agreement with HTC for the funding of new and existing rental water heater, furnace or air conditioner contracts in the Enbridge gas distribution territory. On July 16, 2010, the financing arrangement was expanded to the Union gas territory. Pursuant to the agreement, NHS receives financing of an amount equal to the net present value of the first five, seven or ten years (at its option) of monthly rental income, discounted at the agreed upon financing rate of 7.99% (subject to change), and is required to remit an amount equivalent to the rental stream from customers on the water heater, furnace and air conditioning contracts for the first five, seven or ten years, respectively. No more than one third of rental agreements may be financed for either the seven or ten year term. The financing agreement is subject to a holdback provision, whereby 3% in the Enbridge territory and 5% in the Union Gas territory of the outstanding balance of the funded amount is deducted and deposited to a reserve account in the event of default. Once all of the obligations of NHS are satisfied or expired, the remaining funds in the reserve account will immediately be released to NHS. HTC holds security over the contracts and equipment it has financed and has no recourse against the Company or any other Just Energy entity.  NHS is required to meet a number of covenants under the agreement and, as at March 31, 2012, all of these covenants have been met.  As of May 31, 2012, approximately $200 million has been advanced to NHS under the agreements.

RISK FACTORS

The business of the Company and an investment in securities of the Company are subject to certain risks.   Prospective purchasers of securities of the Company should carefully consider the risk factors set forth on page 1 and under the heading "Risk factors" at pages 50 through 54 of the MD&A (in Just Energy’s Annual Report), which portions of such documents are incorporated by reference in this Annual Information Form and are available on the SEDAR website at www.sedar.com, the U.S Securities and Exchange Commission website at www.sec.com and on Just Energy website at www.justenergygroup.com.  The principal risks and uncertainties that Just Energy can foresee are described in the above referenced excerpts, which are qualified in their entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Annual Information Form.  The list may not be an exhaustive list as some future risks may be as yet unknown. Other risks currently regarded as immaterial, could turn out to be material. If any such risks actually occur, the business, financial condition and/or liquidity and results of operations of the Company could be materially adversely affected and the ability of the Company to pay dividends on the Common Shares could be materially adversely affected.

DIVIDENDS AND DISTRIBUTIONS

Dividends on Common Shares

The Company’s dividend policy provides that the amount of cash dividends, if any, to be paid on the Common Shares, is subject to the discretion of the Board of Directors and may vary depending on a variety of factors, including (i) the prevailing economic and competitive environment; (ii) the Company’s results of operations and earnings; (iii) financial requirements for the operations and growth of the Company and its Subsidiaries; (iv) the satisfaction of solvency tests imposed by the CBCA for the declaration and payment of dividends; (v) contractual restrictions and financing agreement covenants; and (vi) other relevant factors and conditions existing from time to time.  It is the current intention of the Board of Directors to pay a dividend on the Company’s outstanding Common Shares of $1.24 annually ($0.10333 monthly) per Common Share.  There is no guarantee that the Company will maintain this dividend policy.

The Shareholders of record on a dividend record date are entitled to receive dividends paid by the Company in respect of that month.  Cash dividends are made on the last business day of the calendar month to the Shareholders of record on the 15th day of such month or the first business day thereafter.

In Fiscal 2012, the Company declared regular monthly dividends of $0.10333 per Common Share, resulting in an aggregate of $1.24 per Common Share.

The following table sets forth the month of payment and the distributions per Unit paid by the Fund prior to the Trust Conversion and dividends per Common Share paid by the Company, as applicable for the three most recently completed financial years and for the months of April and May, 2012.

Record of Cash Distributions/ Dividends (1)	Fiscal 2013 $ Per Common Share	Fiscal 2012 $ Per Common Share	Fiscal 2011 $ Per Unit/ Common Share(2)	Fiscal 2010 $ Per Unit

April	0.10333	0.10333	0.10333	0.10333
May	0.10333	0.10333	0.10333	0.10333
June	−	0.10333	0.10333	0.10333
July	−	0.10333	0.10333	0.10333
August	−	0.10333	0.10333	0.10333
September	−	0.10333	0.10333	0.10333
October	−	0.10333	0.10333	0.10333
November	−	0.10333	0.10333	0.10333
December	−	0.10333	0.10333	0.10333
				0.20(3)
January	−	0.10333	0.10333	0.10333
February	−	0.10333	0.10333	0.10333
March	−	0.10333	0.10333	0.10333

Notes:

(1)	All distributions and dividends are paid on the last day of the month to Unitholders or Shareholders, as applicable, of record on the 15th day of the month or the first business day thereafter.
(2)	Dollars per Unit from April 2010 and to December 2010 and dollars per Common Share from January 2011 to March 2011.
(3)
Special Distribution declared December 15, 2009, to persons who were Unitholders of record at December 31, 2009 payable as to 100% in cash on January 31, 2010.  Similar arrangements were made by JEC to ensure that the special distribution was made available in 2010 to the holders of Class A Preference Shares, unit appreciation rights and deferred unit grants on the December 31, 2009 record date.

(4)	Distributions are also paid on all outstanding RSGs and DSGs equal to dividend paid on the Common Shares. As of May 31, 2012, there were 3,709,985 RSGs and 137,748 DSGs outstanding.

MARKET FOR SECURITIES

Common Shares of the Company and Units of the Fund

The Common Shares of the Company are listed for trading on the TSX and the NYSE under the symbol JE.  The following tables set forth the price range and trading volume of Common Shares traded on the TSX and the NYSE for the periods indicated as reported by the TSX and the NYSE, respectively.

TSX
(CDN$)
Period	High ($)	Low ($)	Volume
2011
April	15.78	14.96	5,024,080
May	15.57	14.57	6,437,728
June	14.95	13.70	5,367,439
July	14.86	13.56	4,097,680
August	13.90	12.36	7,487,977
September	13.02	10.00	7,832,986
October	11.64	9.37	8,720,198
November	10.95	9.90	8,367,996
December	11.52	9.73	12,081,173
2012
January	12.22	11.37	10,081,285
February	12.87	12.10	9,749,103
March	13.84	12.68	8,569,571
April	14.03	12.23	11,071,176
May (1-25)	13.24	11.06	5,885,676

NYSE(1)
(US$)
Period	High ($)	Low ($)	Volume
2012
January	12.33	11.22	1,171,622
February	12.99	12.10	3,300,858
March	13.94	12.62	1,654,750
April	14.15	13.34	2,119,300
May (1-25)	13.42	10.74	1,507,582

Notes:
(1)	The Company’s Common Shares commenced trading on the NYSE on January 30, 2012.

$330 Million Convertible Debentures

The $330 Million Convertible Debentures are traded on the TSX under the symbol JE.DB.  The following table sets forth trading information for the $330 Million Convertible Debentures for the periods indicated as reported by the TSX:

Period	High ($)	Low ($)	Volume
2011
April	104.00	100.80	1,775,000
May	103.50	102.00	3,377,000
June	103.00	99.50	7,027,130
July	100.31	99.75	2,463,382
August	100.50	97.00	4,351,000
September	99.84	92.00	6,059,000
October	94.00	88.00	1,932,000
November	94.50	92.12	5,016,000
December	94.93	92.01	4,765,000
2012
January	99.50	94.35	7,463,000
February	99.90	97.40	5,347,000
March	98.90	97.74	9,749,500
April	99.90	97.00	4,978,000
May (1-25)	98.75	95.40	3,924,500

$90 Million Convertible Debentures

The $90 Million Convertible Debentures are traded on the TSX under the symbol JE.DB.A.  The following table sets forth trading information for the $90 Million Convertible Debentures for the periods indicated as reported by the TSX:

Period	High ($)	Low ($)	Volume
2011
April	103.50	101.25	1,403,000
May	102.50	101.00	1,463,000
June	102.50	101.00	1,778,000
July	102.00	100.50	612,000
August	102.00	95.56	941,000
September	100.50	97.50	4,146,000
October	100.00	96.50	2,561,000
November	100.25	99.26	1,343,000
December	101.51	99.85	1,371,000
2012
January	102.50	100.75	731,000
February	101.75	100.50	1,728,000

March	101.80	100.50	1,587,000
April	101.95	100.50	1,034,000
May (1-25)	101.75	101.00	1,442,500

$100 Million Convertible Debentures

The $100 Million Convertible Debentures began trading on the TSX under the trading symbol JE.DB.B on September 22, 2011.  The following table sets forth trading information for the $100 Million Convertible Debentures for the periods indicated as reported by the TSX:

Period	High ($)	Low ($)	Volume
2011
September	96.00	89.75	1,189,000
October	92.00	88.25	1,191,000
November	91.25	88.00	960,000
December	90.20	86.00	1,448,000
2012
January	94.75	89.50	2,745,000
February	96.75	93.25	2,678,000
March	98.50	95.50	3,114,000
April	97.50	94.02	7,524,000
May (1-25)	95.01	89.99	2,378,000

PRIOR SALES

The Company issued the following securities during the most recently completed fiscal year, none of which are listed or quoted on a marketplace:  The grant date value of the RSGs is, in most cases, based on the simple average closing price of the Common Shares on the TSX on the day prior to the grant date.

1.	4,356 RSGs were granted on May 23, 2011 having a grant value of $14.97 per RSG.
2.	483 RSGs were granted on June 30, 2011 having a grant value of $14.17 per RSG.
3.	12,892 RSGs were granted on July 18, 2011 having a grant value of $13.99 per RSG.
4.	7,679 RSGs were granted on July 20, 2011 having a grant value of $13.94 per RSG.
5.	5,000 RSGs were granted on August 11, 2011 having a grant value of $12.83 per RSG.
6.	12,819 RSGs were granted on September 8, 2011 having a grant value of $12.66 per RSG.
7.	17,005 RSGs were granted on September 27, 2011 having a grant value of $10.82 per RSG.
8.	10,746 RSGs were granted on October 14, 2011 having a grant value of $10.93 per RSG.
9.	1,500 RSGs were granted on November 8, 2011 having a grant value of $10.80 per RSG.
10.	11,913 RSGs were granted on November 9, 2011 having a grant value of $10.87 per RSG.
11.	11,260 RSGs were granted on December 15, 2011 having a grant value of $9.92 per RSG.
12.	7,162 RSGs were granted on January 16, 2012 having a grant value of $11.60 per RSG.
13.	8,660 RSGs were granted on February 6, 2012 having a grant value of $12.29 per RSG.
14.	19,484 RSGs were granted on February 14, 2012 having a grant value of $14.00 per RSG.
15.	5,437 RSGs were granted on March 20, 2012 having a grant value of $13.43 per RSG.
16.	6,769 RSGs were granted on March 23, 2012 having a grant value of $13.31 per RSG.
17.	7,457 RSGs were granted on March 31, 2012 having a grant value of $14.00 per RSG.
18.	26,853 RSGs were granted on March 31, 2012 having a grant value of $13.56 per RSG.
19.	8,984 RSGs were granted on April 19, 2012 having a grant value of $13.93 per RSG.
20.	626,349 RSGs were granted on May 17, 0212 having a grant value of $13.41 per RSG.

In addition, as part of their fee based compensation, DSGs or Common Shares are issued to directors at the end of each quarter at a value per DSG or Common Share equal to the 20 day simple average closing price of the Common Shares, as applicable on the TSX preceding the quarter end.

The following table describes the number of DSGs or Common Shares granted, the date granted, and the 20 day simple average closing price of Units or Common Shares, as applicable, used to determine the number of DSGs or Common Shares granted.

Quarter Ended	Total Number of DSGs/ Common Shares Granted	10 Day Average Closing Price
June 30, 2011	5,159	$14.07
September 30, 2011	7,336	$11.26
December 31, 2011	6,798	$10.97
March 31, 2012	5,462	$13.56

ESCROWED SECURITIES

As of the date hereof, there are no shares of the Company held in escrow or subject to a contractual restriction on transfer.  Pursuant to the Fulcrum Acquisition, provided that certain targets are met as of March 31, 2013, Just Energy has agreed to issue up to 842,058 Common Shares to the seller.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Members of the Board of Directors

The names, municipalities of residence, year of appointment and the present principal occupations of the directors of the Company as at May 31, 2012 as follows:

Name, Municipality of Residence	Year of Appointment(5)	Present Principal Occupation During Five Preceding Years(7)

Rebecca MacDonald Toronto, Ontario	2001	Executive Chair of the Company
Hon. Hugh D. Segal (1)(2)(3)(4)(5)(6) Kingston, Ontario	2001	Member of the Senate of Canada; and Senior Fellow, School of Policy Studies, Queen’s University
Hon. Michael Kirby (1)(4) Ottawa, Ontario	2001	Corporate Director and Chairman of Partners for Mental Health (national charity)
John A. Brussa (2)(4) Calgary, Alberta	2001	Partner, Burnet, Duckworth & Palmer LLP (law firm)
Brian R.D. Smith Q.C.(1)(2)(4) Victoria, British Columbia	2001	Federal Chief Treaty Negotiator and Energy Consultant
Hon. Gordon D. Giffin (2)(4) Atlanta, Georgia	2006	Senior Partner, McKenna, Long & Aldridge LLP (law firm)
Hon. R. Roy McMurtry (2)(3) Toronto, Ontario	2007	Counsel, Gowling Lafleur Henderson LLP (law firm)
Ken Hartwick, C.A. Milton, Ontario	2008	President and Chief Executive Officer of the Company
William F. Weld (1)(3) New York, New York	2012	Of Counsel, McDermott Will & Emery LLP (law firm)
(1)	Member of the Audit Committee. Mr. Kirby is the Chair of the Committee and the Financial Expert under the NYSE listing standards.
(2)	Member of the Compensation, Human Resources, Environmental, Health and Safety Committee. Mr. Smith is the Chair of the Committee. Messrs Brussa and Giffin are non-voting members.
(3)	Member of the Nominating and Corporate Governance Committee. Mr. Segal is the Chair of the Committee.
(4)	Member of the Risk Committee. Mr. Kirby is the Chair and Mr. Giffin is the Vice-Chair of the Committee.

(5)
Other than Mr. Weld, each of the persons who are directors of the Company, became a director of the Company on December 31, 2010, immediately prior to the Trust Conversion.  Prior to the Trust Conversion, each director (other than Mr. Weld) was a director of Just Energy Corp., the administrator of the Fund.

(6)	Appointed lead director by the Board on January 17, 2005 and Vice Chair of the Board on May 20, 2010.
(7)	Each of the Directors of the Company has held the principal occupation indicated opposite his or her name during the preceding past five years except:

(a)	Mr. Kirby was the Chair of The Mental Health Commission of Canada until April 2012;
(b)	Mr. McMurtry was the Chief Justice of the Province of Ontario until May 2007; and
(c)	Mr. Hartwick was also the Chief Financial Officer of the Company between July 2007 and December 2007.

Executive Officers of the Company

The names, municipality of residence and present principal occupations of the executive officers of the Company as at May 31, 2012 are as follows:

Name, Municipality of Residence	Principal Occupation During Five Preceding Years(1)

Rebecca MacDonald Toronto, Ontario	Executive Chair
Ken Hartwick, C.A. Milton, Ontario	President and Chief Executive Officer
Beth Summers, C.A. Oakville, Ontario	Chief Financial Officer
James W. Lewis Pearland, Texas	Executive Vice President and Chief Operating Officer
Deborah Merril Houston, Texas	Executive Vice President, Commercial; and President of Hudson
Darren Pritchett Kilbride, Ontario	Executive Vice President, Consumer Sales
Gord Potter Richmond Hill, Ontario	Executive Vice President, Regulatory and Legal Affairs
Mark Silver Toronto, Ontario	President of National Home Services
R. Andrew McWilliams Dallas, Texas	President and Chief Executive Officer of Momentis
Abe Grohman Miami Beach, Florida	Executive Director of Hudson Solar
Stephanie Bird Toronto, Ontario	Senior Vice President and Corporate Risk Officer
Jonah Davids Toronto, Ontario	Vice President and General Counsel

Notes:

(1)
Each of the officers who is not a director of the Company has held the principal occupation referred to opposite  his or her name or has held other positions and offices within the Company or its subsidiaries during the past five years except:

(a)	Beth Summers was the Chief Financial Officer and Executive Vice President of Hydro One Inc. (electric utility) from March 2004 to January 2009;
(b)	Darren Pritchett was a self-employed National Distributor of Just Energy until April 30, 2008;
(c)	Mark Silver was the Chief Executive Officer of Universal Energy Group Ltd. (energy retailer) until July 1, 2009 when it was acquired by the Company;
(d)	Mr. McWilliams was an independent representative of Momentis from April 2010 to June 1, 2011, prior to which he was self-employed working in the multi-level marketing industry;

(e)	Abe Grohman was the President of Hudson until May 7, 2010 when it was acquired by the Company; and
(f)	Jonah Davids was an associate with McMillan LLP (law firm) until November 2007.

Ownership, Control and Direction of Securities by Directors and Executive Officers

As of May 25, 2012, the above directors and executive officers of the Company, as a group, beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of approximately 6,875,853 Common Shares, representing approximately 4.93% of the issued and outstanding Common Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as set forth below, no director or executive officer of the Company, or a security holder holding a sufficient number of securities of the Company to affect materially the control of the Company is, as at the date hereof, or has been within the 10 years before the date hereof, a director, or executive officer of any company that, while such person was acting in that capacity: (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) within a year of such person ceasing to act in that capacity become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

No director or executive officer of the Company, or a security holder holding a sufficient number of securities of the Company to affect materially the control of the Company (or any personal holding company of such person), has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

The Hon. Gordon D. Giffin, a director of the Company, was a director of Abitibi Bowater Inc. from October 29, 2007 until his resignation on January 22, 2010.  In April 2009, AbitibiBowater Inc. and certain of its U.S. and Canadian subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware for relief under the provisions of Chapter 11 and Chapter 15 of the United States Bankruptcy Code, as amended, and sought creditor protection under the Companies' Creditors Arrangement Act (Canada) with the Superior Court of Quebec in Canada.

Personal Bankruptcies

No director or executive officer of the Company, or a security holder holding sufficient securities of the Company to affect materially the control of the Company, or a personal holding company of any such persons, has, within the 10 years preceding the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the individual.

Conflicts of Interest

There are potential conflicts of interest to which the directors and officers of the Company will be subject in connection with the operations of the Company.  In particular, certain of the directors and officers of the Company are involved in managerial or director positions with other energy companies whose operations may, from time to time, be in direct competition with those of the Company or with entities which may, from time to time, provide financing to, or make equity investments in, competitors of the Company.  Conflicts, if any, will be subject to the procedures and remedies available under the CBCA.  The CBCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided in the CBCA.  As at the date hereof, the Company is not aware of any existing material conflicts of interest between the Company or a Subsidiary of the Company and any director or officer of the Company or a Subsidiary of the Company.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Other than as set forth below, there are no outstanding legal proceedings or regulatory actions to which the Company or any of its Subsidiaries is a party or in respect of which any of their respective properties are subject, which are either: (a) individually, for claims in excess of 10% of the current asset value of the Company, or (b) material to the Company or any of its Affiliates, nor are there any such proceedings known to be contemplated.

The State of California has filed a number of complaints to the Federal Energy Regulatory Commission (“FERC”) against many suppliers of electricity, including Commerce with respect to events stemming from the 2001 energy crisis in California.  Pursuant to the complaints, the State of California is challenging the FERC’s enforcement of its market-based rate system. Although Commerce did not own generation facilities, the State of California is claiming that Commerce was unjustly enriched by the run-up in charges caused by the alleged market manipulation of other market participants.  On March 18, 2010, the Administrative Law Judge in the matter granted a motion to strike the claim for all parties in one of the complaints, holding that California did not prove that the reporting errors masked the accumulation of market power.  California appealed the decision.  In May, 2011, FERC affirmed the Administrative Law Judge’s finding.  The agency also found that while sellers had quarterly reporting errors, without a showing that the sellers accumulated market power, the California Parties cannot demonstrate that a nexus existed between the sellers’ improper or untimely quarterly transaction reports and their individual accumulation of market power.  The California Parties must seek rehearing from FERC and then may file an appeal with the U.S. Court of Appeals for the Ninth Circuit.  Commerce continues to vigorously contest this matter and it is not expected to have a material impact on the financial condition of the Company.

Just Energy will resolve or vigorously contest the claims in these matters and in any other non-material litigation matters.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

There were no material interests, direct or indirect, of directors or executive officers of JEC the Company any person that beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Common Shares, or any known associate or affiliate of such persons, in any transaction within the three most recently completed financial years or during the current financial year which has materially affected or is reasonably expected to materially affect the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Ernst & Young LLP, Chartered Accountants, Toronto, Ontario. Based on the recommendation of the Audit Committee of the Company, the Board has proposed that Ernst & Young LLP  continue as auditors of the Company at the Annual General Meeting of the Company to take place on June 28, 2012.

Computershare Investor Services Inc. at its principal transfer offices in Toronto, Ontario acts as the transfer agent and registrar for the Common Shares, the $330 Million Convertible Debentures, the $90 Million Convertible Debentures and the $100 Million Convertible Debentures.

INTEREST OF EXPERTS

There is no person or company whose profession or business gives authority to a statement, report or valuation made by such person or company and who is named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by the Company during, or related to, the Company’s most recently completed financial year other than Ernst &Young LLP, the Company’s current auditors.  Ernst & Young LLP have confirmed that they are independent within the meaning of the rules of professional conduct of the Institute of Chartered Accountants of Ontario.  In addition, none of the aforementioned persons or companies, nor any director, officer or employee of any of the aforementioned persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

MATERIAL CONTRACTS

Except for contracts entered into by the Just Energy in the ordinary course of business or otherwise disclosed herein, the only material contracts entered into by the Company and/or its Subsidiaries are: the Credit Facility, the $330 Million Debenture Indenture (as amended and supplemented from time to time), the $90 Million Debenture Indenture (as amended and supplemented from time to time), the Hudson Acquistion Agreement, the Fulcrum Acquisition Agreement and the $100 Million Debenture Indenture (as amended and supplemented from time to time), each of which is described herein.  Copies of the Company’s material agreements are available on the Company’s SEDAR profile at www.sedar.com or, since January 30, 2012, on the U.S. Securities Exchange Commission’s website at www.sec.com.

AUDIT COMMITTEE INFORMATION

Multilateral Instrument 52-110 of the Canadian Securities Administrators requires the Company to disclose annually in its AIF certain information relating to the Company’s Audit Committee and its relationship with its independent auditors.  Schedule "A" contains the additional information contemplated by Form 52-110F1 - "Audit Committee Information required in an AIF", including information with respect to the financial literacy and experience of each member of the Audit Committee.  The text of the mandate for the Audit Committee is included in Schedule "B".

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com, at the U.S. Securities and Exchange Commission website at www.sec.gov or on the Company’s website at www.justenergygroup.com.  Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, is contained in the Information Circular of the Company for its most recent annual meeting of Shareholders that involved the election of directors of the Company.  Additional financial and other information is contained in the Financial Statements and the MD&A.

SCHEDULE "A" - FORM 52-110F1
AUDIT COMMITTEE INFORMATION REQUIRED IN AN AIF

The Audit Committee's Charter.

The text of the Company’s Audit Committee's charter as approved on February 9, 2012 is attached hereto as Schedule "B".

Composition of the Audit Committee and Relevant Education and Experience.

At May 31, 2012, the Company’s Audit Committee consisted of Michael J.L. Kirby (Chair), Hugh D. Segal, Brian R.D. Smith and William F. Weld.  All members of the audit committee are independent and financially literate (as those terms are defined in Multilateral Instrument 52-110 – Audit Committees).

Mr. Kirby, Chair of the Committee, has a PhD in applied mathematics and has been Chair of the Audit Committee for over eight years.  He has been a member of the faculty of several business schools, including the University of Chicago.  For several years in the 1990's he was Chair of the Standing Senate Committee on Banking, Trade and Commerce, the Senate Committee which is responsible for all legislation and regulations affecting business.  Until recently, Mr. Kirby was Vice-Chair of the Accounting Standards Oversight Board.  Currently, he serves as a director of four publicly listed companies (including the Company) and is chair of the Audit Committee of two of them, being the Company and Indigo Books & Music Inc.

Mr. Smith became a director of JEC on August 21, 2001 and a member of the Audit Committee on August 13, 2003.  Mr. Smith has had significant business experience including serving as Chair of BC Hydro from February 1996 to June 2001 and Chair of Canadian National Railways from 1989 to 1994 where, in both positions he was inextricably involved in strategic financial planning and reporting.  In his role as Minister of Education, Minister of Energy and Mines and Attorney General in the government of the Province of British Columbia between 1979 and 1994, Mr. Smith developed an acute understanding of public and private finance matters. Mr. Smith serves on the board of two Canadian publicly listed companies and has previously served as a member of the audit committee of a Canadian publicly listed company.

Mr. Segal was President of the Institute for Research on Public Policy until May 31, 2006 and has been a member of the Company’s Audit Committee since 2003.  Mr. Segal serves as a director of one TSX listed companies, Sun Life Financial Inc. He has served as a member of the audit committee of two publicly listed companies.  He is a senior fellow at the Queen's School of Policy Studies and an Adjunct Professor at the Queen's School of Business.  Mr. Segal developed the ability to assess the general application of accounting principles in connection with the accounting for estimates, accruals and reserves as President, between 1982 and 1991, of a company with $100 million in sales.  Beyond his undergraduate degree and business experience, Mr. Segal studied trade economics at the graduate level and between 1982 and 1991, advised clients on takeovers and merger activity.  Between 1996 and 1998 he also served on the staff of a major Bay Street investment firm.

William F. Weld joined the board of the Company on April 2, 2012 and became a member of the Audit Committee at such time.  In addition to his bachelor’s degree from Havard College and law degree from Havard Law School, Mr. Weld holds a diploma (with distinction) in economics and political science from Oxford University.  Mr. Weld is currently Of Counsel with the law firm of McDermott Will & Emery LLP.  His practice focuses in the areas of government strategies, corporate and legislative investigations, litigation, and legal crisis management.  Mr. Weld joined McDermott in 1997 after serving as governor of Massachusetts, where he was elected in 1990 and re-elected in 1994. He served as national co-chair of the Privatization Council and led business and trade missions to many countries in Asia, Europe, Latin America, and Africa.  Prior to his election as governor, Mr. Weld was a federal prosecutor for seven years, serving as the Assistant U.S. Attorney General in charge of the Criminal Division of the Justice Department in Washington, D.C., and the U.S. Attorney for Massachusetts during the Reagan administration. In all of these roles, Mr. Weld has had to develop and maintain an understanding and appreciation of finance and accounting principles.

Pre-Approval Policies and Procedures.

Recommendations are made from time to time from management to the Audit Committee for the engagement of all non-audit services.  The Audit Committee considers such recommendations for pre-approval at its quarterly meetings or sooner, if necessary providing that where necessary, this function may be delegated to the Chair of the Audit Committee for approval on the basis that the Chair reports all such approvals to the Audit Committee at its next regularly scheduled meeting.

External Auditor Service Fees

Audit and Audit Related Fees

For fiscal 2012, fees charged by Ernst & Young LLP for professional audit services that are normally provided by external auditors in connection with statutory and regulatory filings or engagements as well as for assurance and related services rendered by it that are reasonably related to the performance of the audit or review of the Company's financial statements were $949,000 (2011 — $827,000).

Tax Fees

Tax fees for professional services rendered by Ernst &Young LLP for tax compliance, tax advice, tax planning and other services were $325,000 (2011 — $161,500).

Total Fees

The aggregate fees billed by Ernst &Young LLP were $1,531,500 (2011 —$1,091,831).  No other services were provided to Just Energy and its subsidiaries by Ernst &Young LLP.

SCHEDULE "B" - AUDIT COMMITTEE MANDATE

JUST  ENERGY GROUP INC.

1.	COMPOSITION

(a)
Applicable Canadian corporate and provincial and United States securities legislation, regulation and policies, the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”) by-laws rules, regulation and policies and applicable provisions of the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 to the extent applicable to a foreign private issuer (together“Applicable Legislation”) require that an audit committee (the "Committee") be comprised of a minimum of three directors, each of whom  will be financially literate and independent and one of whom shall be a “financial expert” as defined by Applicable Legislation and each of whom shall be independent (as set out in section 303 A.02 of the NYSE Company Manual) and shall not have any material relationship with the Company or any affiliate thereof, ie., a relationship that could, in the view of the Company’s board of directors (the “Board”) reasonably interfere with the exercise of a member’s independent judgment.

(b)
The Board of Directors of the Company (the “Board”) will appoint the members of the Committee annually at the first meeting of the Board after the annual meeting of shareholders of the Company and shall ensure that the members of the Committee meet the qualifications and other requirements outlined in (a) above under Applicable Legislation.

(c)
Committee members will be appointed for a one year term and may be reappointed subject to the discretion of the Board having regard: (i) to Applicable Legislation and, (ii) the desire for continuity and for periodic rotation of Committee members.

(d)
One of the members of the Committee who is otherwise qualified under Applicable Legislation and who shall be a financial expert under Applicable Legislation shall be appointed Committee Chair by the Board.  The Committee shall appoint a Secretary who shall be the Corporate Secretary of to the Company.  Any Committee member, who for any reason, is no longer independent, ceases to be a member of the Committee.

(e)
If an audit committee member simultaneously serves on the audit committee of more than 3 public companies, the Board must determine that such simultaneous service will not impair the ability of such member to effectively serve on the Company’s Committee.

2.      AUTHORITY

(a)
The Board may authorize the Committee to investigate any activity of the Company and any affiliate thereof for which the Committee has responsibility or with respect to those responsibilities imposed on audit committees herein and by Applicable Legislation. All employees are to co-operate as requested by the Committee.

(b)
The Committee may, without the approval of management, retain persons having special expertise to assist the Committee in fulfilling its responsibilities, including outside counsel or financial experts and provide for their remuneration.

(c)	The external auditor and internal audit shall report to the Committee.

3.      MEETINGS

(a)
The Committee is to meet at least four times per year preferably immediately following the meeting of the Risk Committee. The meetings will be scheduled to permit the review of the scope of the audit as presented by the Company’s auditor before commencement of the audit and the  timely review of the quarterly and annual financial statements and such other annual filings required to be made by the Company and any affiliate thereof containing financial information about the Company and any affiliate thereof including the AIF, MD&A (quarterly and annual), quarterly press releases, reports to Shareholders, the management proxy circular and such other disclosure documents applicable to the Company and any affiliate thereof which contain financial data based upon, derived from or to form part of the financial statements of the Company and contemplated by Applicable Legislation.

(b)
Meetings of the Committee shall be validly constituted if a majority of members of the Committee are present in person or by telephone conference. Additional meetings may be held as deemed necessary by the Committee Chair or as requested by any member or the external auditors or any director of the Company not a member of the Committee.

(c)
Any member of the external auditors of the Company is entitled to receive notice of every meeting of the Committee and at the Company's expense, to attend and be heard thereat and, if requested by a member of the Committee, to attend any meeting of the Committee.

(d)
The Committee should require the attendance of the Company's auditors at least once each year, and at such other times as the Committee deems appropriate in the context of Applicable Legislation and its responsibilities as outlined below.  The Company’s external auditor shall be requested to review and comment on all disclosure documents issued by the Company containing financial statements or information derived therefrom.

(e)
The Committee shall meet privately with the external auditor at least quarterly excluding members of management other than the Secretary to the Committee.  The Committee shall meet privately with the internal audit staff at least twice yearly excluding other members of management other than the Secretary to the Committee.

4.      REPORTING

(a)
The minutes of all meetings of the Committee are to be provided to the Board and to the Company’s auditor. Oral reports by the Chair on recent matters not yet minuted will be provided to the Board at its next meeting. Minutes of all Committee meetings will be subsequently reviewed and approved by the Committee.

(b)	Supporting schedules and information reviewed by the Committee will be available for examination by any director or the Company’s auditor upon request to the Secretary of the Committee.

5.	RESPONSIBILITIES

The general responsibility of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of annual and quarterly financial statements to be provided to shareholders and regulatory bodies; (ii) compliance with accounting and finance based legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the system of internal accounting and financial reporting controls that management has established; (v) performance of the internal and external audit process and of the independent auditor; and (vi) to the extent not addressed by the Risk Committee, the implementation and effectiveness of the policies of the Company relating to Risk Management Policy and Procedures, the Policy on Dividends and such other policies of the Company approved from time to time by the Board or the Committee.

•	The specific responsibilities of the Committee shall be as follows:

(a)           to review the Company's quarterly and annual financial statements and any other financial statements of the Company and its affiliates required to be prepared by Applicable Legislation or otherwise for dissemination to the public, so as to be satisfied they are fairly presented in accordance with generally accepted accounting principles and in accordance with Applicable Legislation and to recommend to the Board whether the quarterly and the annual financial statements and any such other financial statements should be approved by the Board;

(b)           prior to the dissemination to the public, to review the financial information and financial data contained in the Company's quarterly financial statements, Annual Report to Shareholders and other financial publications of the Company or any affiliate thereof (including the Company's interim and year end management discussions and analysis of financial condition and results of operation, annual information form, proxy information circular, quarterly press releases and material and timely disclosure reports containing any financial data) and the financial information contained in a prospectus and/or registration statement of the Company or any affiliate thereof or other document filed with any regulatory authority so as to be satisfied that the financial information and financial data is not significantly erroneous, misleading or incomplete and contains full, true and plain disclosure of all material facts or as otherwise required by Applicable Legislation and to make recommendations to the Board with respect to all such disclosure documents;

(c)           to be satisfied  that management of the Company and any affiliate thereof have implemented appropriate systems of capture of financial information and internal control over financial reporting and that these are operating effectively under Applicable Legislation and to review all reports prepared by the auditors with respect to the auditors attestation report;

(d)           to be satisfied that management of the Company and the Company have implemented appropriate systems of internal control to ensure compliance with Applicable Legislation and ethical requirements and particularly to be satisfied that internal controls over financial reporting and disclosure controls and procedures are in place and that internal controls have been designed and implemented to provide reasonable assurance that the Company’s financial statements and other documents required to be mailed to shareholders or filed with regulatory authorities are fairly presented so as to enable the Chief Financial Officer and the Chief Executive Officer (and any other officer or director of the Company as may be required by Applicable Legislation) to personally certify the Company’s financial statements as required by Applicable Legislation;

(e)           to the extent not addressed by the Risk Committee, to be satisfied that management of the Company and each affiliate thereof have implemented effective systems to identify significant financial and other risks of the business and changes to these risks including the implications of risks associated with the Company’s compensation policies and practices under Form 51-12 F6 under National Instrument 51-102. The Committee will review reports from management related to these risks and make recommendations to the Board with respect to a Risk Management Policy;

(f)           to recommend to the Board the appointment of external auditors nominated at each annual meeting of shareholders and provide oversight with respect to the external audit engagement. The Committee will also recommend to the Board the re-appointment or appointment of the external auditors and the compensation payable to them.  The Committee will pre-approve all non audit services to be provided to the Company and its affiliates by the Company’s external auditors providing that where necessary, this function may be delegated to the Chair of the Committee for approval on the basis that the Chair reports all such approvals to the Committee at its next regularly scheduled meeting;

(g)           to be satisfied that any significant or material matter brought to the attention of the Committee by the Company's external auditors and internal audit or matters where there is significant disagreement between the Company's external auditors and/or internal audit and Company officers (including the resolution or proposed resolution thereof) are communicated to the Board;

(h)           to be satisfied that all significant matters raised in any report to management by the external auditors and internal audit are being addressed and dealt with by management in a satisfactory manner and, to the extent they are not, to make a report to the Board;

(i)           to be satisfied that the declaration and payment of dividends by any affiliate of the

Company to the Company or to any affiliate thereof and the declaration and payment of dividends by the Company to its shareholders, meet applicable legal requirements and Applicable Legislation and to make recommendations to the Board with respect thereto;

(j)           as and when required by Applicable Legislation or as otherwise required including the laws and regulations in all jurisdictions in which it operates to establish independent procedures (A) for the receipt, retention and treatment of complaints received by the Company or any affiliate thereof regarding accounting, internal accounting controls or auditing matters, and (B) for the confidential communication of anonymous submissions to the Company or any affiliate thereof and a member of the Committee of concerns regarding questionable accounting or auditing matters from employees including the submission of those complaints and concerns by logging into www.justenergy.ethicspoint.com, selecting the Just Energy Group or JEG as the company and following the prompts which are available.  This service is interactive and anonymous;

(k)           as and when required by Applicable Legislation, to be satisfied that disclosure controls and procedures are in place to ensure that material information required to be disclosed by Applicable Legislation is recorded, processed and summarized and reported within the time periods specified in Applicable Legislation;

(l)        to ensure that the external auditors report annually on matters of independence;

(m)      to ensure that the external and internal auditors prepare an external audit plan which, with any changes thereto, is reviewed by and acceptable to the Committee;

(n)         to review and approve the hiring policies of the Company and any affiliate thereof  regarding partners and employees (past or current) of the present and former external auditors of the Company;

(o)         to review semi-annually all expenses relating to consulting and professional services including legal and audit;

(p)         to review semi annually executive business expenses;

(q)         to review, analyse and implement all necessary procedures, controls and other similar requirements relating to financial matters arising from proposals to amend or introduce Applicable Legislation and the implementation or promulgation thereof;

(r)         once or more annually, as the Corporate Governance and Nominating Committee (CGN Committee) decides, to receive for consideration that Committee’s evaluation of this Mandate and any recommended changes.  Review and assess the CGN Committee’s recommended changes and make recommendations to the Board for consideration.

(s)         to carry out any other appropriate duties and responsibilities assigned to the Committee by the Board.

(t)         to honour the spirit and intent of Applicable Legislation as it evolves, authority to make minor technical amendments to this Mandate is delegated to the Corporate Secretary, who will report  any amendments to the CGN Committee at its next meeting.

(u)         to ensure that the Terms of Reference for the Committee are published on the Company’s website; and

(v)         to discuss the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures and to ensure that the mandate for the Risk Committee addresses each of these matters.

•
The Chair of the CGN Committee, in consultation with the Chair of the Committee, will periodically review the effectiveness of the Committee and the performance of each Committee member and report to the Board on their conclusions.

(Approved as amended by the Board of Directors of the Company on February 9, 2012)

SCHEDULE “C” – GLOSSARY

All capitalized terms not otherwise defined in the body of this Annual Information Form, shall have the meanings ascribed to them below.

"$90 Million Convertible Debentures" means the $90 million aggregate principal amount of 6.0% convertible unsecured subordinated debentures of the Company issued on October 2, 2007 pursuant to the $90 Million Debenture Indenture.

"90 Million Debenture Indenture" means the trust indenture dated as of October 2, 2007 between Universal and Computershare, as amended and supplemented pursuant to a First Supplemental Trust Indenture dated as of July 1, 2009 between JEEC (as successor to Universal) and Computershare and pursuant to a Second Supplemental Trust Indenture dated as of January 1, 2011 between the Company (as successor to JEEC) and Computershare.

"$100 Million Convertible Debentures" means the $100 million aggregate principal amount of 5.75% extendible unsecured subordinated debentures of the Company issued on September 22, 2011 pursuant to the $100 Million Supplemental Debenture Indenture.

"100 Million Supplemental Indenture" means the supplemental indenture dated as of September 22, 2011 between the Company and Computershare, supplementing the $330 Million Debenture Indenture.

"$330 Million Convertible Debentures" means the $330 million aggregate principal amount of 6.0% extendible unsecured subordinated debentures of the Company issued on May 5, 2010 pursuant to the $330 Million Debenture Indenture.

"$330 Million Debenture Indenture" means the trust indenture dated as of May 5, 2010 between the Fund and Computershare, as amended and supplemented pursuant to a First Supplemental Trust Indenture dated as of January 1, 2011 between the Company (as successor to the Fund) and Computershare.

"Alberta Energy Savings" means the limited partnership formed under the laws of the Province of Alberta with the name Alberta Energy Savings L.P.

"Belle Plaine Facility" means TGF's ethanol facility and related infrastructures and facilities located in Belle Plaine, Saskatchewan.

"Board" and "Board of Directors" means the board of directors of the Company.

"BP" means collectively BP Energy Company, BP Canada Energy Marketing Corp., and BP Corporation North America and any other related affiliate with which Just Energy contracts.

"Bruce Power" means Bruce Power L.P.

"CBCA" means the Canada Business Corporations Act, as amended from time to time, including the regulations promulgated thereunder.

"CIBC" means Canadian Imperial Bank of Commerce, a Canadian chartered bank.

"CDS" means The Canadian Depository for Securities Limited.

“Commerce” means Commerce Energy, Inc. a corporation incorporated under the laws of California.

"Commodity Suppliers" means Gas Suppliers and Electricity Suppliers.

"Common Shares" means the common shares in the capital of the Company.

“Company” means Just Energy Group Inc., a corporation created by a certificate of arrangement issued under the CBCA on January 1, 2011.

“Computershare” means Computershare Trust Company of Canada.

"Constellation" means collectively Constellation Energy Group Inc. and Constellation Energy Commodities Group, Inc. or any other related affiliate with which Just Energy contracts.

"Credit Facility" shall have the meaning attributed thereto under the heading "Just Energy Credit Facility" on page 13 herein.

"Declaration of Trust" means the amended and restated declaration of trust for the Fund dated April 30, 2001 as amended and restated from time to time and terminated on December 31, 2010.

"DSGs" means deferred share grants (formerly DUGs – deferred unit grants), issued to Directors pursuant to the DSG Plan as a component of compensation paid to Directors in lieu of fees payable in cash and which are exchangeable into Common Shares on a 1:1 basis,

"DSG Plan" means the 2010 Directors’ Compensation Plan (formerly the Directors Deferred Unit Grant Plan) of the Company as amended from time to time,

"Electricity Contracts" means contracts entered into from time to time by Just Energy with customers for the supply of electricity and potentially JustGreen products.

"Electricity Supplier" means a person who is an electricity producer or an electricity supply aggregator.

"Energy Contracts" means customer Gas Contracts and Electricity Contracts.

"Exchangeable Shares" means exchangeable shares, series 1 in the capital of JEEC.

"Financial Statements" means the audited comparative consolidated financial statements of the Company as at and for the years ended March 31, 2012 and 2011, together with the notes thereto and the auditor's report thereon.

“Fulcrum” means Fulcrum Retail Holdings LLC, a limited liability company formed under the laws of Texas.

“Fulcrum Acquisition” means the indirect acquisition by the Company of Fulcrum on October 3, 2012.

“Fulcrum Acquisition Agreement” means the Purchase and Sale Agreement dated as of August 24, 2011 among JEUSC, the Company, Fulcrum and Fulcrum Power Services L.P., as amended, restated and/or supplemented from time to time, pursuant to which JEUSC acquired Fulcrum.

"Fund" means Just Energy Income Fund, a trust established under the laws of the Province of Ontario on April 30, 2001, governed by the Declaration of Trust and wound up on December 31, 2010.

"Gas Contracts" mean customers Gas contracts entered into from time to time by Just Energy with customers for the supply of natural gas and potentially JustGreen products.

"Gas Supplier" means a person who is a natural gas producer or natural gas supply aggregator.

“Hudson” means Hudson Energy Services LLC, a limited liability company formed under the laws of New Jersey.

"Hudson Acquisition Agreement" means the equity interest purchase agreement dated April 19, 2010 among JEUSC, Hudson Energy Corp., Hudson Parent Holdings, LLC, the stockholders and members of Hudson Energy and Lake Capital Partners LP, pursuant to which JEUSC acquired Hudson Energy.

"Hudson Energy Acquisition" means the indirect acquisition by the Fund of Hudson Energy on May 7, 2010.

“Hudson Solar” means Hudson Energy Solar Corp., a corporation incorporated pursuant to the laws of Delaware.

"HVAC" means heating, ventilation and air conditioning.

"Independent Broker" means a person who serves in the capacity of an independent broker to solicit Energy Contracts using among other things, a web based sales portal to small to mid-size commercial and small industrial customers primarily associated with Hudson.

"Independent Contractor" means a person who serves in the capacity of an independent contractor to solicit Energy Contracts (including JustGreen and JustClean products), to residential, small to mid-size commercial and small industrial customers.

"Independent Representative" means a person who serves in the capacity of an independent representative under Momentis to solicit Energy Contracts (including JustGreen products) and non-energy contracts, to residential and small to mid-size commercial customers.

"Information Circular" means the management information circular of the Company dated May 21, 2012 in respect of the annual meeting of shareholders of the Company to be held on June 28, 2012.

"Intercreditor Agreement" means the fourth amended and restated intercreditor agreement made as of January 1, 2011 between the Company, certain of the Company’s Subsidiaries, CIBC, as Collateral Agent, Shell, BP, Constellation, Société Générale and Bruce Power, EDF Trading North America, LLC National Bank of Canada and The Bank of Nova Scotia, as amended and supplemented from time to time.

"JEC" means Just Energy Corp., a corporation incorporated under the OBCA and the former administrator of the Fund.

"JEEC" means Just Energy Exchange Corp., a corporation created by amalgamation under the CBCA on July 1, 2009 that amalgamated with, among others, the Company pursuant to the Trust Conversion, on January 1, 2011.

"JEOLP" means the limited partnership formed under the laws of the Province of Ontario with the name Just Energy Ontario L.P.

“JEUSC” means Just Energy (U.S.) Corp., a corporation incorporated under the laws of Delaware.

"Just Energy" means all or any one or more of the Company and the Subsidiaries thereof as the context implies or may require.

"Just Energy Alberta" means the limited partnership formed under the laws of the Province of Alberta with the name Just Energy Alberta L.P.

"kWh" means a kilowatt hour, the standard commercial unit of electric energy, with one kilowatt hour being the amount of energy consumed by ten 100 watt light bulbs burning for one hour.

"LDC" means local distribution company, the natural gas or electricity distributor for a geographic franchise area.

"MD&A" means management's discussion and analysis of the financial condition and operations of the Company for the year ended March 31, 2012.

"Momentis" means, collectively, Momentis Canada Corp., a corporation incorporated under the CBCA, and Momentis U.S. Corp., a corporation incorporated under the laws of Delaware.

"NHS" means National Energy Corporation, a corporation incorporated under the OBCA, doing business as National Home Services.

“NYSE” means the New York Stock Exchange.

"OBCA" means the Business Corporations Act (Ontario), as amended from time to time, including the regulations promulgated thereunder.

"person" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporate, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status.

“Preferred Shares” means the preferred shares of the Company.

"RCE" means a residential customer equivalent which is a unit of measurement equivalent to a customer using, as regards natural gas, 2,815 m3 (or 106 GJ's) of natural gas on an annual basis and, as regards electricity, 10,000 kWh of electricity on an annual basis, which represents respectively the approximate amount of gas and electricity used by a typical household.

"RSGs " means restricted share grants of the Company granted pursuant to the Company’s 2010 Restricted Share Grant Plan, as amended from time to time (formerly known as unit appreciation rights (UARs) of the Fund granted pursuant to the Fund’s 2004 Unit Appreciation Right Plan, as amended from time to time).

"Shareholders" means the holders from time to time of Common Shares and/or Preferred Shares and includes, the beneficial owners of such shares.

"Shell" means Shell Energy North America (Canada) Inc., Shell Energy North America (U.S.) L.P. and any other related affiliate with which Just Energy contracts.

"Subsidiary" has the meaning ascribed thereto in the CBCA and includes all limited partnerships directly or indirectly controlled by the Company.

"TGF " means Terra Grain Fuels Inc., a corporation amalgamated under the CBCA.

"Trust Conversion" shall have the meaning attributed thereto under the heading "Three Year History – Trust Conversion" on page 5 herein.

"TSX" means the Toronto Stock Exchange.

"Units" means the units of the Fund, each unit representing an equal undivided beneficial interest therein.

"Universal " means Universal Energy Group Ltd., a corporation incorporated under the CBCA and amalgamated with JEEC on July 1, 2009.

"Universal Acquisition" means the indirect acquisition by the Fund of all of the outstanding common shares of Universal on July 1, 2009.

"Universal Acquisition Agreement" means the amended and restated arrangement agreement dated effective as of April 22, 2009 among the Fund, JEC, UEGL Acquisition Corp. and Universal, pursuant to which the Fund indirectly acquired all of the outstanding common shares of Universal.

Words importing the singular include the plural and vice versa and words importing any gender include all genders.

Unless otherwise stated, all dollar amounts herein are in Canadian dollars.